Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of XL Capital Ltd. of our report dated March 17, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to Notes 2 and 23 and the second and third paragraphs of our report, as to which the date is November 17, 2008, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Syncora Holdings Ltd. (formerly Security Capital Assurance Ltd)'s Current Report on Form 8-K dated November 26, 2008. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
November 26, 2008